Exhibit 16.1

McGladrey & Pullen
Certified Public Accountants

July 8, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read Siti-sites.com, Inc.'s statements included under Item 4 of its Form 8-K dated June 30,2003. We agree with such statements in the first and third paragraphs of Item 4 concerning our Firm. We have no basis to agree or disagree with the second paragraph or its underlying sub-captions.


/s/ McGladrey & Pullen, LLP
Stamford, New York

McGladrey & Pullen, LLP is an independent member firm of RSM International, an affiliation of independent accounting and consulting firms.